EXHIBIT 10.1.

    [RYDER LOGO]
                                                                 NEWS RELEASE

    FOR IMMEDIATE RELEASE


    Contact:  Art Stone
              (305) 500-3180



    RYDER AGREES TO SELL CONSUMER TRUCK RENTAL BUSINESS UNIT


         MIAMI, FLORIDA, September 19, 1996 -- Ryder System, Inc. (NYSE:R) has signed a definitive purchase agreement to sell its Ryder Consumer Truck Rental business unit for approximately $575 million to a consortium of investors led by Questor Partners Fund, L.P., it was announced here today by Ryder Chairman, President and Chief Executive Officer M. Anthony Burns. The agreement is subject to U.S. Government approval and certain other customary conditions. Neither Ryder's commercial truck rental bus-iness nor its Canadian consumer truck rental business is included in the sale.


         The sale, at a gain, will be for cash, Burns said. "We may use the proceeds of this sale to pay down debt, to invest in global Integrated Logistics and our other contractual businesses, or to buy back Ryder stock," he added.


         Continuing, Burns said, "The sale of Consumer Truck Rental is con-sistent with our ongoing strategy to focus the majority of our resources and energy on the businesses in which we have long-term relationships with our customers -- integrated logistics on a global basis, full service truck leasing and public transportation services."


                                      - o -

    Note to Editor
              Ryder provides high-quality logistics and transportation solu-tions throughout the United States and in Canada, the United Kingdom, Germany, Poland, Mexico, Brazil and Argentina. Revenue in the 12 months ended June 30, 1996 was $5.36 billion. Assets at June 30, 1996 were $6.01 billion.
              Ryder's stock is a component of the Dow Jones Transportation Average and the Standard & Poor's 500 Index.

                                           RYDER SYSTEM, INC.
                                           3600 NW 82 Avenue, Miami, FL 33166